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                                                                    Exhibit (12)

                            CONSUMERS ENERGY COMPANY
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)

                                                 Nine Months
                                                    Ended                  Years Ended December 31 -
                                                 September 30-              2002     2001
                                                     2004         2003      (c)      (b)     2000     1999
Earnings as defined (a)
Consolidated net income                              $ 175        $ 196    $ 363    $ 199    $ 284    $ 340
Income taxes                                            91          137      180       97      137      172
Exclude equity basis subsidiaries (e)                   (1)         (42)     (53)     (38)     (57)     (50)
Include equity basis dividends received (e)              -           45       15        8       10       10
Fixed charges as defined, adjusted to exclude
capitalized interest of $3, $9,  $12, $6, $2,
and $5 for the nine months ended September 30,
2004 and the years ended December 31, 2003,
2002, 2001, 2000, and 1999, respectively               259          252      178      197      194      192
                                                     -----        -----    -----    -----    -----    -----
Earnings as defined                                  $ 524        $ 588    $ 683    $ 463    $ 568    $ 664
                                                     =====        =====    =====    =====    =====    =====
Fixed charges as defined (a)
Interest on long-term debt (d)                       $ 248        $ 241    $ 153    $ 151    $ 141    $ 140
Estimated interest portion of lease rental               5            7       10       11       11       11
Other interest charges                                  11           13       27       41       44       41
                                                     -----        -----    -----    -----    -----    -----
Fixed charges as defined                             $ 264        $ 261    $ 190    $ 203    $ 196    $ 192
                                                     =====        =====    =====    =====    =====    =====
Ratio of earnings to fixed charges and
preferred securities dividends and
distributions                                         1.98         2.25     3.59     2.28     2.90     3.46
                                                     =====        =====    =====    =====    =====    =====

NOTES:

(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) Excludes a cumulative effect of change-in-accounting after-tax loss of $11 million; if included, ratio would be 1.81.

(c) Excludes a cumulative effect of change-in-accounting after-tax gain of $18 million; if included, ratio would be unchanged, since the change-in-accounting resulted from the equity-based subsidiary MCV Partnership. The total net incomes of equity-based subsidiaries are excluded from determining earnings as defined.

(d) We determined that we do not hold the controlling interest in our trust preferred security structures. Accordingly, those securities have been deconsolidated as of December 31, 2003. Therefore, our trust preferred securities that were previously included in mezzanine equity, have been eliminated due to deconsolidation and are reflected in Long-term debt - related parties.

(e) The MCV Partnership and the FMLP are variable interest entities and Consumers was determined to be the primary beneficiary. Therefore, these entities are no longer equity method subsidiaries and we have consolidated the MCV Partnership and the FMLP into our consolidated financial statements for the first time as of and for the quarter ended March 31, 2004.

                            CONSUMERS ENERGY COMPANY
      Ratio of Earnings to Combined Fixed Charges and Preference Dividends
                              (Millions of Dollars)

                                                 Nine Months
                                                    Ended                  Years Ended December 31
                                                 September 30               2002     2001
                                                     2004         2003      (c)      (b)     2000     1999
Earnings as defined (a)
Consolidated net income                              $ 175        $ 196    $ 363    $ 199    $ 284    $ 340
Income taxes                                            91          137      180       97      137      172
Exclude equity basis subsidiaries (e)                   (1)         (42)     (53)     (38)     (57)     (50)
Include equity basis dividends received (e)              -           45       15        8       10       10
Fixed charges as defined, adjusted to exclude
capitalized interest of $3, $9,  $12, $6, $2,
and $5 for the nine months ended September 30,
2004 and the years ended December 31, 2003,
2002, 2001, 2000, and 1999, respectively               261          252      178      197      194      192
                                                     -----        -----    -----    -----    -----    -----
Earnings as defined                                  $ 526        $ 588    $ 683    $ 463    $ 568    $ 664
                                                     =====        =====    =====    =====    =====    =====

Fixed charges as defined (a)

Interest on long-term debt (d)                       $ 248        $ 241    $ 153    $ 151    $ 141    $ 140
Estimated interest portion of lease rental               5            7       10       11       11       11
Other interest charges                                  11           13       27       41       44       41
Preferred securities dividends and
distributions (d)                                        2            3       47       44       37       30
                                                     -----        -----    -----    -----    -----    -----
Fixed charges as defined                             $ 266        $ 264    $ 237    $ 247    $ 233    $ 222
                                                     =====        =====    =====    =====    =====    =====
Ratio of earnings to fixed charges and
preferred securities dividends and
distributions                                         1.98         2.23     2.88     1.87     2.44     2.99
                                                     =====        =====    =====    =====    =====    =====

NOTES:

(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) Excludes a cumulative effect of change-in-accounting after-tax loss of $11 million; if included, ratio would be 1.81.

(c) Excludes a cumulative effect of change-in-accounting after-tax gain of $18 million; if included, ratio would be unchanged, since the change-in-accounting resulted from the equity-based subsidiary MCV Partnership. The total net incomes of equity-based subsidiaries are excluded from determining earnings as defined.

(d) We determined that we do not hold the controlling interest in our trust preferred security structures. Accordingly, those securities have been deconsolidated as of December 31, 2003. Therefore, our trust preferred securities that were previously included in mezzanine equity, have been eliminated due to deconsolidation and are reflected in Long-term debt - related parties.

(e) The MCV Partnership and the FMLP are variable interest entities and Consumers was determined to be the primary beneficiary. Therefore, these entities are no longer equity method subsidiaries and we have consolidated the MCV Partnership and the FMLP into our consolidated financial statements for the first time as of and for the quarter ended March 31, 2004.